Exhibit 99.1

NEWS RELEASE

Sunoco LP and Energy Transfer Partners Announce

$816 Million Dropdown of Interest in Fuel Distribution Business

•                  Transaction to give SUN greater geographic and channel diversification

•                  Transaction is immediately cash flow accretive to SUN and ETP

•                  Anticipated drop downs continue on overall expected timing schedule

HOUSTON and DALLAS, March 23, 2015 - Sunoco LP (NYSE: SUN) and Energy Transfer Partners, L.P. (NYSE: ETP) announced today the second dropdown of a portion of ETP’s retail business to SUN.

SUN has agreed to acquire from ETP Retail Holdings, an affiliate of ETP, a 31.58 percent equity interest in Sunoco, LLC, which distributes approximately 5.3 billion gallons per year of motor fuel to customers in the east, midwest and southeast regions of the U.S. The transaction is valued at approximately $816 million.  SUN will pay $775 million in cash and issue $40.8 million of SUN common units to ETP Retail Holdings, based on the five-day volume-weighted average price of SUN’s common units as of March 20, 2015.  SUN expects to fund the acquisition using proceeds from the private offering of senior notes that was also announced in a separate news release today.

Sunoco, LLC distributes motor fuels across more than 26 states in the east, midwest and southeast regions of the United States to:

•                  Sunoco Inc. (owned by ETP) for resale at 440 company-operated Sunoco and APlus branded convenience stores and other retail fuel outlets.

•                  882 Sunoco-branded dealer locations under long-term fuel supply agreements.

•                  Other fuel distributors of Sunoco-branded fuel that supply an additional 3,640 third-party retail fuel outlets.

•                  Approximately 400 other commercial customers under spot or short-term contracts.

Management expects that substantially all of the income from SUN’s interest in Sunoco, LLC will be qualifying income.

The transaction is expected to close in April, subject to customary closing conditions and completion of financing arrangements. It is expected to be immediately accretive to distributable cash flow of both SUN and ETP for 2015 and beyond.

“This transaction gives us new exposure to customers in 26 states from Maine to Florida to Louisiana, where the Sunoco fuel brand is very strong, complementing our current base of wholesale customers in the Southwest and Hawaii,” said Robert W. Owens, President and Chief Executive Officer of Sunoco LP. “We will also enhance our sales channel portfolio with additional jobbers — who supply fuel to independent retailers — in our mix of customers,” he said.

For additional information on the transaction and pro forma financial information, please refer to filings made by SUN and ETP today on Form 8-K with the U.S. Securities and Exchange Commission.

Sunoco LP (NYSE: SUN) is a master limited partnership (MLP) that primarily distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors. SUN also operates more than 150 convenience stores and retail fuel sites.  SUN’s general partner is a wholly owned subsidiary of ETP. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail business with a network of more than 5,500 company or independently operated retail fuel outlets and convenience stores through its wholly owned subsidiaries, Sunoco, Inc. and Stripes LLC.  For more information, visit the Sunoco LP website at www.SunocoLP.com.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP currently owns and operates approximately 35,500 miles of natural gas and natural gas liquids pipelines. ETP owns 100% of Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and a 70% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP owns 100% of Sunoco, Inc. and 100% of Susser Holdings Corporation. Additionally, ETP owns the general partner, 100% of the incentive distribution rights and approximately 43% of the limited partner interests in Sunoco LP (NYSE: SUN) (formerly Susser Petroleum Partners LP), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which may describe Sunoco LP’s (“SUN”) objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management’s expectations, beliefs or goals regarding proposed transactions between ETP and SUN, the expected timing of those transactions and the future financial and/or operating impact of those transactions, including the anticipated integration process and any related benefits, opportunities or synergies.  These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: execution, integration, environmental and other risks related to acquisitions (including the Sunoco, LLC drop-down, and future drop-downs) and our overall acquisition strategy; competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors located in SUN’s and Sunoco, LLC’s markets; dangers inherent in storing and transporting motor fuel; SUN’s or Sunoco, LLC’s ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on suppliers to provide trade credit terms to adequately fund ongoing operations; acts of war and terrorism; dependence on information technology systems; SUN’s and ETP’s ability to consummate any proposed transactions, or to satisfy the conditions precedent to the consummation of such transactions; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transactions on employee, supplier, customer and competitor relationships; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of SUN’s and ETP’s most recently filed annual reports on Form 10-K. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Contacts

Sunoco LP	Energy Transfer Partners, L.P.

Scott Grischow	Brent Ratliff, Vice President, Investor Relations
Director — Investor Relations and Treasury	(214) 981-0700
(361) 884-2463, scott.grischow@susser.com	brent.ratliff@energytransfer.com

Dennard-Lascar Associates	Granado Communications
Anne Pearson	Vicki Granado
(210) 408-6321, apearson@dennardlascar.com	(214) 599-8785, vicki@granadopr.com

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